UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

AIKIDO PHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 11th Floor, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AIKI	The Nasdaq Capital Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2022, the board of directors (the “Board”) of Aikido Pharma, Inc. (the “Company”) appointed Soo Yu to serve as a member of the Board.

Ms. Yu is the wife of Kyle Wool, a board member and shareholder of the Company, and the president of Revere Securities, a corporation which the Company has previously used to strategically manage and build its investment processes. There is no arrangement or understanding between Ms. Yu and any other persons pursuant to Ms. Yu’s appointment as director, and there are no related party transactions involving Ms. Yu that are reportable under Item 404(a) of Regulation S-K. There are no material plans, contracts, or arrangements to which Ms. Yu is a party to or in which she participates, nor have there been any material amendments to any plan, contract, or arrangement by virtue of Ms. Yu’s appointment.

On June 10, 2022, the Company issued a press release with respect to Ms. Yu’s appointment as described herein. A copy of the press release is attached hereto as Exhibit 99.1.

The following is certain biographical information regarding Ms. Yu:

Ms. Yu, age 51, is a licensed financial advisor and the current Managing Director of International Private Client Services for Revere Securities. With more than a decade of experience working in financial services, Ms. Yu focuses on international business development and the cultivation of overseas client banking relationships.

A naturalized U.S. Citizen originally from South Korea, Ms. Yu brings significant expertise in Asian markets and expansive global reach through her connectivity with international contracts. Ms. Yu earned her B.A. in Fine Arts from the Fashion Institute of Technology in 1996 and studied at the University of Nottingham and the Paris Fashion Institute. She holds Series 7 and Series 66 designations and her real estate license. Previously, Ms. Yu maintained her Series 79 and 24 licenses.

Ms. Yu actively supports several nonprofit organizations, including philanthropies committed to improving the lives of children and the elderly, as well as sustainability.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 7, 2022, the Company effected a seventeen-for-one (17-for-1) reverse stock split of its class of common stock, par value $0.0001 per share (the “Reverse Stock Split”). On June 2, 2022, The Company filed a Certificate of Amendment (the “Amendment”) of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split.

As a result of the Reverse Stock Split, every seventeen (17) shares of the Company’s common stock issued and outstanding were combined into one (1) share of common stock issued and outstanding, with no change to the par value of $0.0001 per share. This reduced the Company’s then-outstanding common stock from approximately 89,294,446 million shares to approximately 5,252,555 million shares. Fractional shares resulting from the reverse stock split were rounded down to the nearest whole share, and all then-currently issued shares of common stock held by a shareholder was aggregated for the purpose of determining whether the reverse stock split would result in the issuance of a fractional share. The Company’s post-Reverse Stock Split common stock began trading on June 7, 2022 with a new CUSIP number of 0088753043.

The Company's transfer agent, Continental Stock Transfer & Trust Company will provide stockholders of record holding certificates representing pre-split shares of the Company's common stock as of the effective date, a letter of transmittal providing instructions for the exchange of shares. Registered stockholders holding pre-split shares of the Company's common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker's particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

On June 3, 2022, the Company issued a press release with respect to the Reverse Stock Split described herein. A copy of the press release is attached hereto as Exhibit 99.2.

A copy of the Amendment is filed as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Amendment to Amended and Restated Articles of Incorporation of AIkido Inc. filed with the Delaware Secretary of State on June 2, 2022, and effective at 12:01 a.m. on June 7, 2022.
99.1	Press Release Announcing the Appointment of Soo Yu to the AIkido Inc., Board of Directors.
99.2	Press Release Announcing the Reverse Stock Split of AIkido Inc. dated June 3, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIKIDO PHARMA INC.

	By:	/s/ Anthony Hayes
	Name:	Anthony Hayes
	Title:	Chief Executive Officer

Dated: June 10, 2022

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